EXHIBIT 10.2

SunTrust Banks, Inc.
2018 Omnibus Incentive Compensation Plan

Non-Employee Director
Restricted Stock Agreement

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, upon the recommendation of the Governance and Nominating Committee of its Board of Directors and pursuant to action of the Compensation Committee (“Committee”) in accordance with the SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan (“Plan”), has granted restricted shares of SunTrust Common Stock, $1.00 par value (“Restricted Stock”), upon the following terms as an incentive for Grantee to promote the interests of SunTrust and its Subsidiaries.

Name of Grantee		[Name]

Shares of Restricted Stock		[# of Shares]

Grant Date		[Grant Date]

Closing Price of SunTrust Stock on Grant Date	$

This Non-Employee Director Restricted Stock Agreement (the “Stock Agreement”) evidences this Grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

TERMS AND CONDITIONS RESTRICTED STOCK AGREEMENT

§ 1. EFFECTIVE DATE. This Grant of Restricted Stock to the Grantee is effective as of [Grant Date] (“Grant Date”).

§ 2. VESTING. All shares of Restricted Stock subject to this Grant shall vest upon the earlier of (a) the first (1st) anniversary of the Grant Date, and (b) the next annual meeting of shareholders of the Company (“Vesting Date”), provided that Grantee remains an active member of SunTrust’s Board of Directors (“Board”) through that date and such shares have not previously vested or been forfeited pursuant to § 3.

§ 3. ACCELERATED VESTING.

(a) If the Grantee’s membership on the Board terminates prior to the Vesting Date as a result of the Grantee’s (i) death; (ii) disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended; or (iii) attainment of mandatory retirement age for Board members, then a pro rata number of shares of Restricted Stock shall be vested on the date of the Grantee’s departure from the Board, equal to the product of: (A) the number of shares of Restricted Stock that are not then vested; multiplied by (B) a fraction, the numerator of which is equal to the number of days since the Grant Date through the date of such termination of membership on the Board, and the denominator of which is equal to the number of days from the Grant Date through the Vesting Date.

(b) If there is a Change in Control of SunTrust followed by the involuntary termination of the Grantee’s membership on the Board prior to the Vesting Date and if such termination is not a Termination for Cause, then any shares of Restricted Stock not previously vested or forfeited shall become vested on the date of such termination. For purposes of this § 3(b), “Termination for Cause” means termination of membership on the Board which is made primarily because of (i) Grantee’s commission of a felony, or Grantee’s perpetration of a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud against SunTrust or any Subsidiary, or (ii) any other willful act or omission of the Grantee which is materially injurious to the financial condition or business reputation of SunTrust or any Subsidiary.

(c) If the Grantee’s membership on the Board terminates prior to the Vesting Date for any reason other than those described in § 3(a) or § 3(b), then any shares of Restricted Stock that are not then vested shall be completely forfeited on the date of such termination.

§ 4. GRANTEE’S RIGHTS DURING RESTRICTED PERIOD.

(a) During any period when the shares of Restricted Stock are forfeitable, the Grantee may generally exercise all the rights, powers, and privileges of a shareholder with respect to the shares of Restricted Stock, including the right to vote such shares and to receive all regular cash dividends and any stock dividends, and such other distributions as the Committee may designate in its sole discretion, that are paid or distributed on such shares of Restricted Stock. Any Stock dividends declared on a share of Restricted Stock shall be treated as part of the Grant of Restricted Stock and shall be forfeited or become nonforfeitable at the same time as the underlying Stock with respect to which the Stock dividend was declared.

(b) No rights granted under the Plan or this Stock Agreement and no shares issued pursuant to this Grant shall be deemed transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee’s interest in such shares has become fully vested.

§ 5. DELIVERY OF VESTED SHARES.

(a) Shares of Restricted Stock that have vested in accordance with § 2 or § 3 shall be delivered (via certificate or such other method as the Committee determines) to the Grantee as soon as practicable after vesting occurs.

(b) By accepting shares of Restricted Stock, the Grantee agrees not to sell such shares at a time when applicable laws or SunTrust’s rules prohibit a sale. This restriction will apply as long as the Grantee is a director, employee or consultant of SunTrust or a Subsidiary. Upon receipt of nonforfeitable shares subject to this Stock Agreement, the Grantee agrees, if so requested by SunTrust, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by SunTrust, the Grantee must deliver to SunTrust a written statement satisfactory to SunTrust to that effect. The Committee may refuse to deliver (via certificate or such other method as the Committee determines) any shares to Grantee for which Grantee refuses to provide an appropriate statement.

(c) To the extent that Grantee does not vest in any shares of Restricted Stock, all interest in such shares shall be forfeited. The Grantee has no right or interest in any share of Restricted Stock that is forfeited.
§ 6. OTHER LAWS. SunTrust shall have the right to refuse to issue or transfer any shares under this Stock Agreement if SunTrust acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

TERMS AND CONDITIONS RESTRICTED STOCK AGREEMENT

§ 7. MISCELLANEOUS.

(a) This Stock Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Stock Agreement.

(b) The Plan and this Stock Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).

(c) Any written notices provided for in this Stock Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by SunTrust’s records and, if to SunTrust, at SunTrust’s principal executive office.

(d) If one or more of the provisions of this Stock Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Stock Agreement to be construed so as to foster the intent of this Stock Agreement and the Plan.

(e) This Stock Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Stock Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.